EXHIBIT 11

Statement Regarding Computation of Per Share Earnings

	Three Months Ended March 31,
	2004	2003

Weighted average number of common shares outstanding	15,686,040	15,426,317

Add shares issuable pursuant to common stock options/warrants less shares assumed repurchased at the average market price	34,526 (1)	23,345 (1)

Tentative number of shares for computation of diluted earnings per share	15,720,566	15,449,662

Loss from continuing operations	$(79,749)	$(65,165)

Discontinued operations	43,704	—

Loss before cumulative effect of change in accounting principle	(36,045)	(65,165)

Cumulative effect of change in accounting for future asset retirement obligations	—	(105,777)

Net loss	$(36,045)	$(170,942)

Basic and diluted loss per common share:
Continuing operations	$—	$—
Discontinued operations	—	—
Cumulative effect of change in accounting principle	—	(0.01)

Net loss	$—	$(0.01)

(1)               These shares are not used in the diluted earnings per share calculations as their effect would be antidilutive.